EXHIBIT 12.2
PROLOGIS
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS
(Dollar amounts in thousands)


                                    Nine Months Ended
                                       September 30,                          Year Ended December 31,
                                  ----------------------  -------------------------------------------------------------
                                     1999        1998        1998        1997         1996         1995         1994
                                  ----------  ----------  ----------  ----------   ----------   ----------   ----------
Net Earnings from Operations      $  111,747  $   69,017  $  100,772  $   38,747   $   79,384   $   47,660   $   25,066
Add:
     Interest Expense                126,478      52,455      77,650      52,704       38,819       32,005        7,568
                                  ----------  ----------  ----------  ----------   ----------   ----------   ----------

Earnings, as Adjusted             $  238,225  $  121,472  $  178,422  $   91,451   $  118,203   $   79,665   $   32,634
                                  ==========  ==========  ==========  ==========   ==========   ==========   ==========


Combined Fixed Charges and
  Preferred Share Dividends:
     Interest Expense             $  126,478  $   52,455  $   77,650  $   52,704   $   38,819   $   32,005   $    7,568
     Capitalized Interest             11,029      14,814      19,173      18,365       16,138        8,599        2,208
                                  ----------  ----------  ----------  ----------   ----------   ----------   ----------

         Total Fixed Charges         137,507      67,269      96,823      71,069       54,957       40,604        9,776

  Preferred Share Dividends(a)        42,391      35,543      49,098      35,318       25,895        6,698           --
                                  ----------  ----------  ----------  ----------   ----------   ----------   ----------

Combined Fixed Charges and
   Preferred Share Dividends      $  179,898  $  102,812  $  145,921  $  106,387   $   80,852   $   47,302   $    9,776
                                  ==========  ==========  ==========  ==========   ==========   ==========   ==========

Ratio of Earnings, as Adjusted
   to Combined Fixed Charges and
   Preferred Share Dividends             1.3         1.2         1.2         (b)          1.5          1.7          3.3
                                  ==========  ==========  ==========  ==========   ==========   ==========   ==========




(a)  ProLogis had no preferred shares prior to 1995.

(b) Due to a one-time, non-recurring, non-cash charge of $75.4 million relating to the costs incurred in acquiring the management companies from a related party earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $21.3 million.